Exhibit 8.1

WRITER’S DIRECT: (646) 428-3210

E-MAIL: ehl@dhclegal.com

September 3, 2021

Bit Digital, Inc.

33 Irving Place

New York, NY 10003

Re:	Opinion of Davidoff Hutcher & Citron LLP as to U.S. Tax Matters Form F-3 - Registration Statement of Bit Digital, Inc. (No. 333-257934)

Ladies and Gentlemen:

You have requested our opinion concerning the statements in the Registration Statement (as defined below) under the caption “Taxation — United States Federal Income Tax Considerations” in connection with the public offering of certain ordinary shares, par value $0.01 per share (the “ordinary shares”), of Bit Digital, Inc. (the “Company”) pursuant to the registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”).

This opinion is being furnished to you as Exhibit 8.1 to the Registration Statement.

In connection with rendering the opinion set forth below, we have examined and relied on originals or copies of the following (collectively the “Documents”):

(a) the Registration Statement; and

(b) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Our opinion is conditioned on the initial and continuing accuracy of the facts, information and analyses set forth in the Documents. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

Bit Digital, Inc.

September 3, 2021

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such latter Documents. We have relied on a representation of the Company that such Documents are duly authorized, valid and enforceable. Furthermore, our opinion assumes, with your consent, that (i) the final executed version of any Document that has not been executed as of the date of this letter (including any underwriting agreement to be executed in connection with the offering of the ordinary shares) will be, in substance, identical to the version that we have reviewed, (ii) no material term or condition set forth in any executed Document (or the executed version of any Document described in clause (i) immediately above) will be amended, waived, or otherwise modified, and (iii) any transaction contemplated by any Document shall be consummated in accordance with the terms and conditions of the Document.

In addition, we have relied on factual statements and representations of the officers and other representatives of the Company and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

We have not independently verified, and do not assume any responsibility for, the completeness or fairness of the Registration Statement and make no representation that the actions taken in connection with the preparation and review of the Registration Statement are sufficient to cause the Registration Statement to be complete or fair.

Our opinion is based on the United States Internal Revenue Code of 1986, as amended, United States Treasury regulations, judicial decisions, published positions of the United States Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the United States Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that, under current United States Federal income tax law, although the discussion set forth in the Registration Statement under the heading “Taxation — United States Federal Income Tax Considerations” does not purport to summarize all possible United States Federal income tax considerations of the ownership and disposition of the ordinary shares to United States Holders (as defined therein), such discussion constitutes, in all material respects, an accurate summary of the United States Federal income tax consequences of the ownership and disposition of the ordinary shares that are anticipated to be material to U.S. Holders who hold the ordinary shares pursuant to the Registration Statement, subject to the qualifications set forth in such discussion, and, to the extent that it sets forth any specific legal conclusion under United States Federal income tax law, except as otherwise provided therein, it represents our opinion. Notwithstanding the foregoing, we do not express any opinion herein with respect to the Company’s status as a passive foreign investment company (“PFIC”) for United States Federal income tax purposes for any taxable year, for the reasons stated in the discussion on PFICs set forth in the Registration Statement under the heading “Taxation — United States Federal Income Tax Considerations.”

Except as set forth above, we express no other opinion. This opinion is furnished to you in connection with the offering of the ordinary shares. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name under the captions “Taxation” and “Legal Matters” in the prospectus supplement included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Davidoff Hutcher & Citron LLP
DAVIDOFF HUTCHER & CITRON LLP

EHL/taf